Exhibit 10.28

CONFIDENTIAL TREATMENT REQUESTED UNDER

C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406.

[*****] INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

SSBR TOLL CONVERSION AND CAPACITY RIGHTS

AGREEMENT

Between	JSR Corporation Tokyo

Wallisellen Branch Hertistrasse 2 CH-8304 Wallisellen Switzerland

(hereinafter referred to as “JSR”)

and	Dow Europe GmbH

Bachtobelstrasse 3 CH-8810 Horgen Switzerland

(hereinafter referred to as “DOW”)

PROJECT SUNRISE

1.	DEFINITIONS

2.	THE NEW TRAIN

3.	PAYMENTS OF JSR

4.	SUPPLY AND OFF-TAKE OF PRODUCT

5.	PRICE AND INVOICING

6.	INITIATION OF ORDERS, SHIPMENTS

7.	FURNISHING OF RAW MATERIALS AND UTILITIES

8.	NEW INVESTMENTS

9.	QUALITY

10.	WARRANTY BY DOW

11.	WARRANTY BY JSR

12.	INDEMNIFICATION BY DOW

13.	INDEMNIFICATION BY JSR

14.	LIMITATION OF CLAIMS

15.	PAYMENT TERMS

16.	ACCOUNTING, AUDITING, REPORTING

17.	PERMITS AND LICENCES

18.	ANTITRUST SELF-ASSESSMENT

19.	SALE OF NEW TRAIN BY DOW

20.	SALE OF JSR’S SSBR BUSINESS

21.	CONFIDENTIAL INFORMATION

22.	ENTIRE AGREEMENT, AMENDMENTS SEVERABILITY

23.	NO ASSIGNMENT

24.	NO JOINT VENTURE

25.	TERM OF AGREEMENT AND TERMINATION OF AGREEMENT

26.	FORCE MAJEURE

27.	GOVERNING LAW

28.	NOTICES

29.	ARBITRATION

Schedules:

1.	Project Schedule
2.	Fixed Annual Payment (FAP) Included Items
3.	Variable Payment to cover the Costs of Raw Materials, Energy, Utilities and Services
4.	Variable Payment to cover the Costs of Packaging, Site Logistics and Supply Chain Services
5.	Quality Control
6.	Joint Steering Teams
7.	Asset Capability, Product Portfolio, Time Slots
8.	Manufacturing Breakdown
9.	Product Quality Report, Certificate of Analysis
10.	Product Specifications
11.	Notice of Claim
12.	Investigation Report

SSBR TOLL CONVERSION AND CAPACITY RIGHTS

AGREEMENT

This Agreement, effective as of May 31, 2007 (the “Effective Date”) is between JSR Corporation, Tokyo, Wallisellen Branch, with address in Hertistrasse 2, 8304 Wallisellen Switzerland (“JSR”) and Dow Europe GmbH, a corporation organized and existing under the laws of Switzerland, with offices in Bachtobelstrasse 3, 8810 Horgen, Switzerland (“DOW”).

WHEREAS, DOW is a manufacturer of SSBR with an interest in increasing its production capacity;

WHEREAS, JSR’s primary strategic intent is to obtain a secure long term supply of SSBR;

WHEREAS, DOW and JSR entered into the Heads of Agreement as of June 19, 2006, (hereinafter “HoA”), based on which DOW and JSR have had good faith discussions; and

WHEREAS, both parties have signed the Amendment to the Heads of Agreement on March 31, 2007 in order to extend the term of the HoA and to describe the further negotiation and approval process; and

WHEREAS, JSR and DOW desire to enter into a SSBR Toll Conversion and Capacity Rights Agreement whereby (i) DOW, in consideration of JSR making up front payments, agrees to have built in the future a new SSBR train at DOW’s Schkopau Plant and (ii) DOW commits to supply and JSR commits to take a significant volume of SSBR corresponding to the utilization of [****]% of the Asset Capability of the new SSBR train at prices which reflect such up front payments equaling to [****]% of the investment for the New Train having been made.

NOW THEREFORE, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1	“Affiliate” with respect to DOW means any corporation or partnership wholly owned or Controlled by The Dow Chemical Company a corporation organized and existing under the laws of Delaware, USA, with offices in Midland, Michigan, USA, other than DOW.

1.2	“Affiliate” with respect to JSR means any corporation or partnership wholly owned or Controlled by JSR Corporation, a corporation organized and existing under the laws of Japan, with offices in 5-6-10, Tsukiji, Chuo-ku, Tokyo, Japan, other than JSR.

1.3	“Agreement” means this SSBR Toll Conversion and Capacity Rights Agreement.

1.4	“Basic Engineering” means the basic engineering work started prior to the project authorization for the New Train after the execution of the HoA.

1.5	“Best Knowledge” means actual knowledge (positive Kenntnis) of members of JSR’s or DOW’s board of directors, management and counsels, as the case may be.

1.6	“Business Day” means any days other than Saturdays, Sundays and public holidays, on which banks are open for business, in each case in Merseburg/Germany.

1.7	“Calendar Day” means a twenty-four hour period starting at 0:00 hours.

1.8	“Calendar Year” means a twelve month period commencing January 1.

1.9	“Capacity Right” shall mean [*****]

1.10	“Capital Expenditure” means the amount of money needed for the design and construction of the New Train.

1.11	“Composition of Matter” means the combination of the following (i) recipe data: butadiene, styrene, coupling, branching and functionalization agents, modifier, oils, and (ii) Product Properties: butadiene, styrene and vinyl content, molecular weight, molecular weight distribution, coupling efficiency, glass transition temperature, block styrene, extender oils, extender oil content, stabilizer type, stabilizer content and Mooney value.

1.12	“Commercialized Grades” means all grades of SSBR commercially produced in the New Train after they have been produced at least three (3) times as “Developmental Grades”, and steady manufacturing conditions have been established, and Product Specifications agreed upon. Exceptions to accelerate commercialization process would require mutual agreement by the Parties.

1.13	“Contingency and Inflation” means cost to cover expenditures that have not been foreseen nor considered by Parties in the expected Capital Expenditure, but that are statistically likely to occur and cost that reflect the inflation of cost for material, equipment and labour that occur during the time between estimate and the order placement by purchasing. Cost for Contingency and Inflation used in this Agreement are estimates at the time of the signature of the Agreement.”

1.14	“Continuous Polymerization Process” means the use of JSR’s start-reactor and JSR technical information to enable DOW to produce JSR’s continuous SSBR grades in the new Solution Styrene Butadiene Rubber (SSBR) train.

1.15	“Control” means

(i)	the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint and/or remove all or such of the members of the board of directors or other governing body of a person as are able to cast a majority of the votes capable of being cast by the members of that board or body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that person; and/or

(ii)	the holding and/or possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in any person (whether directly or by means of holding such interests in one or more other persons) which confer in aggregate on the holders thereof 30% or more of the total voting rights exercisable at general meetings of that person on all, or substantially all, matters.

1.16	“Developmental Grades” means all grades of SSBR newly introduced to the New Train which need to undergo a commercialization process as further described in Schedule 7 before they mature as Commercialized Grades.

1.17	“Disclose In Confidence” means disclosing one Party’s Proprietary Information to a third party, e.g. but not limited to, a contractor of the New Train, a government official, a legal counsel, a financial adviser and/or a tax consultant who has signed with the disclosing Party a written agreement containing obligations of confidentiality and limited use of the Proprietary Information which are at least as restrictive as the disclosing Party’s obligations to the other Party.

1.18	“EC” means European Community.

1.19	“EC Treaty” means the Treaty establishing the European Community.

1.20	“EUR” means Euros.

1.21	“Existing Trains” means the two existing anionic polymerization trains of the Solution Elastomer Rubber plant at the chemical site of Dow Olefinverbund GmbH in Schkopau, Germany.

1.22	“Extension Term” shall have the meaning as defined in Article 25.2.

1.23	“Fixed Annual Payment” or “FAP” means the payment made by JSR as defined in Article 5.3.

1.24	“Initial Term” shall have the meaning as defined in Article 25.1.

1.25	“Joint Steering Teams” means the Steering Committee and the Operational Committee, both as described in Schedule 6.

1.26	“KT” means kilotons (l KT=1000 MT).

1.27	“MT” means Metric Tons.

1.28	“M” means thousand(s).

1.29	“MM” means million(s).

1.30	“Major Shutdown” shall mean a plant shutdown longer than three (3) consecutive Calendar Days and / or cost above 150 M EUR.

1.31	“Manufacturing Breakdown” means the daily production volumes and the respective Prime Product and Off-spec Product classification provided by DOW as described in a manner and form set forth in Schedule 8.

1.32	“Mechanical Completion” means the status of the construction work of the New Train where all major items of equipment for the New Train have been installed and where the installed equipment has been pressure tested and tested for correct mechanical functioning.

1.33	“New Train” means a third manufacturing train which DOW will have built next to and integrated with the Existing Trains on DOW’s site in Schkopau, Germany, for the production of SSBR.

1.34	“Off-spec Product” means the Product which is not the Prime Product.

1.35	“Prime Product” means the Product which conforms to the Product Specifications.

1.36	“Prime Rate” means, with regard to each Commercialized Grade, the ratio of the volume of Prime Product in MT divided by the sum of volume of Prime Product in MT and volume of Off-spec Product in MT expressed in percent terms.

1.37	“Product(s)” means those SSBR products produced by DOW in the New Train for JSR in accordance with the Product Specifications.

1.38	“Product Portfolio” means the aggregate of Products as agreed and established in the annual schedule according to Article 4.4.

1.39	“Product Specifications” means the agreed specifications of each Product supplied to JSR under this Agreement, as set forth in Schedule 10, as this schedule may be modified from time to time by mutual agreement of the Parties.

1.40	“Production Report” means the report consisting of the Manufacturing Breakdown and the Product Quality Report.

1.41	“Product Quality Report” means key quality parameters related to Product Specifications of each Product and respective certificates of analysis (CoA), to be issued by Dow in a form set forth in Schedule 9.

1.42	“Production Request” means a list of Products to be produced during a particular Time Slot which is determined according to Article 6.

1.43	“Project Schedule” means the milestones described under Schedule 1.

1.44	“Quarter” means three consecutive months commencing January 1, April 1, July 1 or October 1.

1.45	“Regular Maintenance” shall mean repair maintenance and predictive/preventive maintenance. Regular Maintenance does not include Major Shutdown and Turnaround activities.

1.46	“RTO” means the production start-up as defined in Article 2.5.

1.47	“RTO-Date” means the date on which the RTO occurred.

1.48	“Significant Changes” with regard to the Project Schedule and/or cost estimates means any changes which result in an increase of the Capital Expenditure by at least 5%, and/or a delay of more than 1 month compared to the agreed Project Schedule.

1.49	“Target Prime Rate” for the Calendar Year is defined by the Operational Committee taking into account the Prime Rates and volumes for each Product and taking into consideration product sequence and Product Portfolio.

1.50	“Time Slot” shall have the meaning as defined in Article 4.3.

1.51	“Turnaround” means planned plant outages for legal inspection and general mechanical repair that cannot be performed during normal operation of the plant.

1.52	“Unplanned Shutdown” shall mean a shutdown of the train caused by non-scheduled events, including Force Majeure events.

1.53	“U.S. GAAP” means the most recently issued edition of Generally Accepted Accounting Principles followed in the United States of America, as specified by the U.S. Securities & Exchange Commission under authority granted by the Congress of the United States.

1.54	“Variable Payment” means the payment made by JSR as defined in Article 5.2.

ARTICLE 2 – THE NEW TRAIN

2.1	DOW will build, operate and own the New Train, which will be designed for an annual production capacity of at least [*****] per annum of SSBR product grade as described in Schedule 7A (hereinafter “Asset Capability”) and will be built on DOW’s existing chemical site in Schkopau, Germany.

2.2	The New Train will be designed and constructed by DOW and DOW’s engineering contractors according to applicable laws and regulations and DOW standards, provided that DOW and JSR reach agreement with respect to the design of the Continuous Polymerization Process. No later than 4 weeks after the signing of this Agreement the Parties will reach agreement on and JSR will make available to DOW the design of the Continuous Polymerization Process.

2.3	After completion of Basic Engineering, the Project Schedule and cost estimate will be reviewed and agreed between the Parties. DOW will provide JSR with a monthly project progress report covering project status and performance against time schedule and estimated budget in a format as defined in Schedule IC.

2.4	Significant Changes of the Project Schedule and/or cost estimates after Basic Engineering will be reviewed and agreed between the Parties. For this purpose both Parties form a Steering Committee as described in Schedule 6.1 to review the project progress every 3 months.

2.5	Both Parties target the Mechanical Completion of the Train by the end of July 2008, but realize however, that according to a global benchmark and current industry standard a minimum lead-time for completion of 24 months is required after full board approval of both parties. Both Parties expect that the New Train is ready for production start-up (“RTO”) within two (2) months after the Mechanical Completion. RTO occurs on the date on which both Parties have confirmed in writing that the New Train is ready for production start-up.

2.6	Throughout the term of the Agreement DOW shall appropriately insure, at its own costs, the New Train at replacement value and use best efforts to maintain it in proper working condition.

ARTICLE 3 - PAYMENTS OF JSR

3.1	JSR shall pay to DOW in consideration for the Capacity Right in the New Train an aggregate net amount of [*****] [*****] in accordance with and subject to Articles 3.2, 3.3 and 3.4 hereof.

3.2

[*****] of the Total Capital necessary for the construction and operation of the New Train. The Parties take into consideration that DOW has already invested [*****] in infrastructure facilities (hereinafter the “Dow Investment”), which are added to the Capital

Expenditure to form the total amount of the investment (hereinafter “Total Capital”). For the avoidance of doubt, the Capital Expenditure includes the costs of Basic Engineering. Capital Expenditures exclude paid VAT.

Example for Calculation (all amounts in EUR):

Expected amount of Capital Expenditure: [*****]

[*****]

Dow Investment

Expected amount of Capital Expenditure
Excluding Contingency and Inflation:
(Including Contingency and Inflation:

Expected amount of Total Capital
Excluding Contingency and Inflation:
(Including Contingency and Inflation:

Credit for Dow Investment

Expected amount to be paid
Excluding Contingency and Inflation:
(Including Contingency and Inflation:

3.3	[*****]

3.4	[*****]

3.5	[*****]

ARTICLE 4 - SUPPLY AND OFF-TAKE OF PRODUCT

4.1	During the term of this Agreement and in consideration of JSR’s payments made according to Article 3 above,

(i)	JSR has the right to request DOW to manufacture Products utilizing [*****] of the New Train on an operating time basis, and

(ii)	DOW shall have the obligation to manufacture Products utilizing [*****] of the New Train on an operating time basis,

according to the details as set out herein below.

4.2	DOW shall use best efforts to operate the New Train in accordance with DOW’s operational standards as practiced for their own manufacturing operations (hereinafter “DOW Operational Standards”), applicable laws and regulations and the annual operational time schedule as agreed according to Article 4.4. DOW agrees to disclose to JSR, prior to the RTO-Date, subject to Article 21 herein below, an outline of DOW Operational Standards, and subsequently advise JSR of any material modification thereto.

4.3	JSR shall be eligible to request Dow to utilize the capacity of the New Train [*****] of its operating time and have DOW produce Products in the New Train. Dow agrees and commits that equal time periods (hereinafter “Time Slots”) will be dedicated interchangingly to the production of SSBR products for each Party in the New Train, regardless of the actual production volume during the Time Slots. DOW shall use its best efforts to operate the New Train and to manufacture Products as efficient as possible. Unless otherwise agreed by the Parties, each Party’s Time Slot shall be for a period of 60 consecutive Calendar Days.

4.4	The Parties shall use best efforts to agree in writing on annual schedules for the Time Slots by September 30 of each year for the following Calendar Year and allocate capacity utilization of the New Train giving due regard to (i) efficiency (e.g. optimal use of product mix), (ii) customer needs and (iii) balancing unplanned time losses. If the Parties cannot agree by September 30, they continue to negotiate in good faith and if they cannot agree by December 31, the Time Slots shall be allocated as specified in Schedule 7.B approximately one year prior to the RTO. Schedule 7 also sets out the Time Slots for the first full Calendar Year after the RTO as well as the Calendar Year in which the RTO occurs. The Parties will constantly review the workability and efficiency of the agreed upon annual schedules.

4.5	The Time Slot of each Party includes (i) time for necessary cleaning activities dictated by the Party’s product mix, defined by each Party’s product, production sequence and product run length, (ii) time for cleaning activities required before the transition to the next Time Slot. The time required for all cleaning activities will be agreed upon by the Operational Committee. If maintenance activities or any Unplanned Shutdown during a single Time Slot cause loss of production time in excess of an aggregate of three (3) Calendar Days, then both Parties will share the loss of time exceeding these three (3) days and will on an annual basis balance the loss of time in the production schedule for the subsequent Time Slots, unless the loss of production was solely caused by gross negligence or willful acts or willful omissions of DOW or DOW’s employees, in which case JSR will be eligible to have the lost time added to JSR’s subsequent Time Slots.

4.6	Should [*****] of the New Train for a specific Calendar Year, the respective Party shall give written notice to the other Party of such request. The receiving Party shall provide a written response to such request within 30 days. The receiving Party shall be under no obligation to accept such request. In consideration for any extra operating time granted by the receiving Party, the Party requesting the extra operating time shall pay to the receiving Party a compensation to be agreed on the basis of a fraction of the FAP payable in the respective year in addition to any other payments due under this Agreement (e.g. Variable Payment according to Article 5.2). Any additional operating time conceded under this paragraph shall not influence or prejudice the Time Slots or requests for additional operating time for subsequent periods.

4.7

The first Product Portfolio to be produced by DOW for JSR from the New Train for delivery to JSR and the first Time Slot will be agreed by the Parties approximately one year prior to the date of the RTO and will be attached as Schedule 7B. Any modification of JSR’s Product Portfolio (elimination or substitution with other Commercialized Grades) within any of JSR’s Time Slots requires a prior written notification to DOW with at least 30 days notice period and a prior mutual agreement of the Parties.

4.8	JSR will notify DOW when JSR desires to have certain grades of SSBR products be added to, or eliminated from, the Product Portfolio produced on the New Train. Incase JSR desires to add additional grades of products to the Product Portfolio, JSR shall provide DOW with Product Specifications, the basic recipe, samples, know-how and other Proprietary Information to the extent DOW and JSR deem it necessary to provide such information in order to enable DOW to manufacture the Products. The Parties will review technical and operational conditions to enable Dow to produce the new grades. Should the Parties agree upon such production conditions, such new Products will be categorized first as Developmental Grades and will be added to the appropriate Product Portfolio only after they have been categorized as Commercialized Grades according to the definition in Article 1.12.

4.9	The Parties recognize the fact that, during commercialization, the production of Developmental Grades may lead to lower productivity as compared to the production process of Commercialized Grades. During the commercialization process Dow shall use best efforts to reach the highest productivity feasible for Developmental Grades. Immediately following the commercialization process and upon qualification of a Product as Commercialized Grade, the Parties will agree in the Operational Committee on a respective productivity (MT/day) (“Target Productivity”) for such Commercialized Grade. The determination of the Target Productivity shall be based on the results of the commercialization process and shall be reviewed annually by the Operational Committee based on the production results of the previous year. DOW shall use its best efforts to achieve the Target Productivity.

4.10	The Parties shall discuss the production plan, production efficiency, production loss, productivity and related matters in the Operational Committee as described in Schedule 6.2.

ARTICLE 5 - PRICE AND INVOICING

5.1	[*****]

5.2	[*****]

5.3	[*****]

ARTICLE 6 - INITIATION OF ORDERS, SHIPMENTS

6.1	On or before the Effective Date of this Agreement, JSR shall deliver to DOW a list of the Products in the Product Portfolio. On or before September 30 of each year after the RTO, JSR shall deliver to DOW an estimate of the Product Portfolio and the quantities of each Product expected for the following Calendar Year.

6.2	JSR will deliver a Production Request for each Time Slot to DOW and place orders through DOW’s order entry system at least 30 days prior to the beginning of each Time Slot. DOW shall evaluate JSR’s request and accept it or request any modification necessary by notice to JSR within 10 days of receipt.

6.3	DOW shall deliver the Products specified in the Production Request within four (4) Business Days after such Products are manufactured to JSR’s warehouse in Germany.

6.4	Both Parties recognize that occasionally JSR may be faced with urgent requirements for changes in the Production Request. In these cases, DOW and JSR will discuss in the Operational Committee and may mutually agree on adjustments to the Production Request on a case by case basis.

6.5	Title and risk of loss of the Products shall pass to JSR at JSR’s warehouse in Germany.

ARTICLE 7 - FURNISHING OF RAW MATERIALS AND UTILITIES

7.1	DOW will furnish and own the raw materials, energies, utilities and services used and consumed for the production of the Products as described in detail in Schedules 3 and 4.

7.2	[*****]. Should at any time any or all of the indices or price references mentioned in this Agreement be no longer publicly available, the Parties shall agree upon equitable substitute indices or price references.

ARTICLE 8 – NEW INVESTMENTS

8.1	Both Parties commit to invest for required improvements associated with sustaining plant performance as well as meeting Environmental, Health & Safety (“EH&S”) standards and to equally share all resulting cost. For the avoidance of doubt, investments in or for the New Train required for EH&S reasons will be shared equally by both Parties. Investments for the New Train that are also beneficial for other trains or plants shall be shared on a pro rata basis with these trains and plants using the same methodology applied for DOW internal recharge practice as described in Schedule 3.

8.2	All new investments into the New Train related to capacity increase, technical or process modifications will have to be agreed by both Parties and related costs will be shared equally after such agreement. DOW has the right to decline the execution of any investments that might bring at risk the integrity and efficient operation of the New Train, or do not meet EH&S standards.

8.3	If the Parties agree to make a new investment that is solely in the interest of one of the Parties, then that Party will bear all of the costs and shall enjoy the full benefit of the investment, provided such benefit is not integrally and inseparably connected to the whole operation of the New Train.

ARTICLE 9 – QUALITY

9.1	Products are categorized by the Parties as

(i)	Developmental Grades; and

(ii)	Commercialized Grades.

A weekly Production Report for the previous week issued within four (4) Business Days after the last production of the week, consisting of the Manufacturing Breakdown and the Product Quality Report as defined in Schedules 8 and 9 respectively, shall be supplied by DOW to JSR. A certificate of analysis in a form defined in Schedule 9.2 will accompany each shipment to JSR warehouse.

The Parties recognize the fact that, during commercialization, the production of Developmental Grades may lead to lower Prime Rates as compared to the production process of Commercialized Grades. During the commercialization process Dow shall use best efforts to reach the highest Prime Rate feasible for Developmental Grades. Once the Parties have mutually decided within the Operational Committee to qualify Products as Commercialized Grades, DOW warrants that Commercialized Grades categorized by DOW as Prime Product shall meet the Product Specifications as set forth in Schedule 10, as this schedule may be modified from time to time by mutual agreement of the Parties. Both Developmental and Commercialized Grades shall comply with the mutually agreed upon packaging conditions.

9.2	Immediately following the commercialization process and upon qualification of a Product as Commercialized Grade, the Parties will agree in the Operational Committee on a respective Prime Rate for such Commercialized Grade. [*****].

9.3	DOW expresses its firm intention, however does not give a warranty, to produce all Products supplied to JSR in compliance with the manufacturing specifications. JSR will take off from DOW all Off-spec Products produced during JSR’s Time Slots and will independently manage the sales of such Off-spec Products.

9.4	DOW will operate the New Train in compliance with TS 16949 standards or their respective replacement, using the current Dow Operating Discipline Management System (ODMS). External Audit Certification will be made available to JSR upon request Quality control method records will be maintained by DOW and be made available to JSR upon request. The Operational Committee shall meet on a periodic basis, at least three (3) times per year, to evaluate various aspects of the quality of the Products and to discuss evolving quality standards.

9.5	JSR shall provide DOW with Product Specifications and manufacturing information, recipes, samples, know-how and other Proprietary Information to the extent Dow and JSR deem necessary to ensure DOW is capable of manufacturing the Products. Should changes in any items of the Product Specifications and manufacturing specifications be necessary, each of JSR and DOW agrees to discuss such changes in good faith.

9.6	DOW shall use raw materials as agreed during the commercializing process, and shall not change any items in the Product recipe, including but not limited to the specification of raw materials, chemicals, and processing conditions, without mutual written agreement.

9.7	At DOW’s request JSR may dispatch its engineer(s), at its sole expense, to the New Train to provide technical assistance or advice to ensure conformity of the Products to the Product Specifications.

9.8	DOW shall inspect the Products manufactured during each Time Slot in order to ensure the Products’ conformity to the Product Specifications at no additional cost, provided such activities are in line with Schedule 5. During the regularly scheduled Operational Committee meetings, JSR shall notify DOW of the results of JSR’s inspection of Product Quality Report including, without limitation, the quality approval and acceptance as set forth in Article 9.9 hereof.

9.9	JSR will independently judge and as a next step at its own cost test conformity of the Products to the relevant Product Specifications and manufacturing specifications and approve and accept the quality of the Products by inspecting the relevant Product Quality Report furnished by DOW in accordance with Article 9.8 hereof. For Developmental Grades JSR may at its own cost request DOW to submit to JSR advance samples of the relevant Products for its inspection and evaluation until JSR is satisfied with the results of the comparison to be made between the contents of such Product Quality Report and the results of JSR’s actual inspection and evaluation at its laboratory.

9.10	JSR may, every second Calendar Year, at its own cost and by giving reasonable prior notice, dispatch its quality engineer(s) to the New Train at reasonable working hours to perform quality assurance audits according to TS 16949 audit standards. Specific audit topics will be reviewed and agreed in advance in the Operational Committee.

9.11	JSR may further, at its own cost and by giving reasonable prior notice, dispatch its lead representative in the Operational Committee to the New Train to consult and assist for up to a maximum of 6 days per year during JSR’s Time Slots.

9.12	During the first Time Slot of JSR after RTO, JSR may further, at its own cost, dispatch its lead representative in the Operational Committee to the New Train to consult and support production.

9.13	Furthermore during commercialization process JSR may, at its own cost, dispatch its lead representative in the Operational Committee to the New Train to consult and support the production during the first 2 production campaigns of the respective Product.

9.14	DOW shall (i) retain all necessary information to ensure the traceability of the Products for a minimum of three (3) years after the production date of any Product and (ii) submit to JSR, at JSR’s expense, each 1 kg of composite samples of the Products representing each manufacturing lot.

ARTICLE 10 – WARRANTY BY DOW

10.1	The commitments set out in Article 9.1 above are DOW’s sole warranties in respect of the Products. ANY OTHER CONDITION OR WARRANTY AS TO THE QUALITY OF THE PRODUCT SUPPLIED UNDER THIS AGREEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE WHETHER ARISING UNDER STATUTE OR OTHERWISE, IS EXCLUDED.

10.2	DOW hereby represents and warrants that to its Best Knowledge:

(i)	the technology used for the manufacture of Products (other than the technology furnished by JSR) will not infringe any proprietary rights (including but not limited to patents and trade secret rights) of any third party;

(ii)	DOW is entitled to operate the New Train and technology therefor without infringing any third party’s rights; and

(iii)	entering into this Agreement will not violate any agreement with third parties.

10.3	DOW’s obligations under this Article shall survive the termination of this Agreement for any Product made during the term of this Agreement.

ARTICLE 11 – WARRANTY BY JSR

11.1	JSR hereby represents and warrants that to its Best Knowledge

(i)	JSR has the unencumbered right to disclose information to DOW and DOW’s Affiliates relating to the Continuous Polymerization Process and relating to the Products and their production, and

(ii)	the Products and production of Products using the conditions supplied by JSR to DOW or DOW’s Affiliates will not infringe any proprietary rights, including, without limitations, patent and trade secret rights, of a third party; and

(iii)	entering into this Agreement will not violate any agreement with third parties.

11.2	JSR’s obligations under this Article shall survive the termination of this Agreement for any Product made during the term of this Agreement.

ARTICLE 12 – INDEMNIFICATION BY DOW

12.1	DOW indemnifies JSR, JSR’s Affiliates and their employees, officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities, litigations and expenses (including reasonable attorney fees) resulting exclusively from

(i)	any of DOW’s breaches of its obligations under Article 21 of this Agreement; or

(ii)	any willful wrongdoing or gross negligence by DOW, any of DOW’s Affiliates, or any of its employees, officers, members agents or representatives of DOW or any of DOW’s Affiliates;

provided that JSR notifies DOW promptly of any third party claims and affords DOW the right to control the defense and settlement of all claims in respect to which DOW has fully indemnified JSR.

12.2	DOW indemnifies JSR, JSR’s Affiliates and their employees, officers, directors, agents and representatives from and against any losses, claims, damages, liabilities, litigations and expenses (including reasonable attorney fees) resulting from any injury or death of persons or damage to property arising exclusively out of DOW’s or any of DOW’s Affiliates operation of its Schkopau facilities, production, storage, handling, use or disposal of raw materials, intermediates, Products, or wastes generated, all while in DOW’s possession, all in connection with its performance under this Agreement; provided that JSR notifies DOW promptly of any third party claims and affords DOW the right to control the defense and settlement of all claims in respect to which DOW has fully indemnified JSR.

12.3	DOW’s obligations under this Article shall survive the termination of this Agreement.

ARTICLE 13 – INDEMNIFICATION BY JSR

JSR indemnifies DOW, DOW’s Affiliates and their employees, officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities, litigations and expenses (including reasonable attorney fees) exclusively arising from

(i)	any willful wrongdoing or gross negligence by any JSR employee, agent, representative or JSR’s customers entering DOW’s Schkopau facilities,

(ii)	any non-conformity or failure of a Product determined to be exclusively due to improper or incorrect Product Specifications furnished solely by JSR,

(iii)	any and all claims based upon the failure of any product manufactured by JSR into which JSR has, or has caused to have, incorporated a Product supplied by DOW,

(iv)	any of JSR’s breaches of its obligations under Article 21 of this Agreement; or

(v)	any willful wrongdoing or gross negligence by JSR, any of JSR’s Affiliates, or any of its employees, officers, members, agents or representatives of JSR or any of JSR’s Affiliates;

provided that DOW notifies JSR promptly of any third party claims and affords JSR the right to control the defense and settlement of all claims in respect to which JSR has fully indemnified DOW.

JSR’s obligations under this Article shall survive the termination of this Agreement.

ARTICLE 14 – LIMITATION OF CLAIMS

14.1	Except as provided for in Articles 14.6 and 25.14 below, if either Party (“Compensating Party”) breaches any of its obligations or warranties under this Agreement, the other Party is entitled to compensation for damages and losses directly caused by such breach; provided, however, that (i) Compensating Party’s liability shall not exceed an aggregate amount of the FAP for the Period (as defined in Article 5.3) in which the damaging event happened, and (ii) except as provided for in Article 25.14 below, neither DOW nor JSR shall be liable for indirect, consequential, special, punitive or exemplary damages in connection with or arising out of this Agreement. The aforementioned limitation of liability shall not apply to the extent required by mandatory statutory liability, in particular to mandatory statutory liability under the German Product Liability Act.

14.2	All claims by JSR need to be made in writing and be received by DOW within [****] ([****]) months after the date of delivery of the Products by JSR to its customers, or [****] ([****]) months after the date of the production of the Products by DOW, if and to the extent such claims relate to Products; provided that for any claim which is not readily discoverable within such periods, such claim needs to be made by JSR in writing and received by DOW without undue delay after discovery of such claim but in no event later than [****] ([****]) months after JSR learns or should have been reasonably become aware of such claim, but in any case no later than [****] ([****]) years after the date of the production of the Products by Dow.

14.3	All claims by DOW need to be made in writing and be received by JSR within [****] ([****]) months after such claim has first come into existence.

14.4	In the event any customer of JSR asserts a claim against JSR for non-conformity of a Product with Product Specifications, JSR and DOW shall cooperate in finding out, and make best endeavors to find out the cause of such claim. In such event, JSR will promptly notify DOW of such claim and the details of the claim (a “Notice of Claim”) and, if practically possible, will provide DOW with an opportunity to inspect the Products in question. Promptly after receipt of the Notice of Claim, DOW shall nominate appropriate employees to investigate the claim, DOW shall exercise its best efforts to investigate and determine whether or not the Products in question conform to the Product Specification. The analytical methods for inspection and testing shall be set out in the Product Specifications. The format of the Notice of Claim shall be as attached hereto as Schedule 11.

14.5	Within ten (10) Business Days after receipt of the Notice of Claim, DOW shall submit to JSR an investigation report describing the results of DOW’s investigation together with the detailed record and data necessary for quality and process control in a manner and form to be separately agreed between the Parties in good faith. If the reasons for such non-conformity are attributable to DOW, DOW shall submit a report to JSR describing the details of the causes of the non-conformity of the Products in question and countermeasures for preventing such non-conformity as soon as practically possible but will exercise best efforts to submit it within thirty (30) Business Days after the receipt of such Notice of Claim at the latest. Each of the Parties shall cooperate and make best efforts to find out possible solutions for preventing such non-conformity with the Product Specification. The format of the report provided by DOW to JSR in accordance with this Article 14.5 shall be as attached hereto as Schedule 12.

14.6	JSR’s sole remedy with regard to breach of warranty under Article 9.1 with respect to Commercialized Product, which had been categorized by Dow as Prime Product but is proven not to be conforming to the applicable Product Specifications, shall be limited to a replacement of the non-conforming Product at no cost to JSR. In no case shall DOW have any liability or obligations for Developmental Grades or Off-spec Products.

ARTICLE 15 – PAYMENT TERMS

15.1	[*****]

15.2	The Parties shall notify each other of any incorrect, disputed or delayed invoice as soon as possible. Representatives of the Steering Committee will be addressing incorrect or disputed invoices within five (5) Business Days after notification. Invoices will be paid in full at the due date unless the invoice is evidently incorrect, in which case JSR will immediately notify DOW and DOW will issue a new invoice. The due date of JSR’s payment according to Article 15.1 will be extended (i) in case of incorrect invoice, by the period between the issuance of the incorrect invoice and the correct invoice or (ii) in case of delayed invoice, by the period between the 10th of the relevant month and the date on which JSR has duly received the invoice, as the case may be. Any adjustments agreed upon by the Steering Committee, whether credit or debit to JSR, will be accounted for in the next monthly invoice.

15.3	If either Party fails to pay all or any part of any invoice hereunder by the due date, or fails to credit to the other Party’s account on the due date all or any part of the any amount to be credited, then the portion of the payment or credit which is delinquent shall bear interest at LIBOR plus 5% per annum from such due date until the date such delinquent payment or credit is made.

15.4	All amounts in this agreement are exclusive of any VAT or other indirect taxes. DOW has the right to charge VAT or other indirect taxes where DOW is legally required to declare and pay VAT or other indirect taxes on these amounts.

It is the mutual understanding of both parties that based on Swiss and German VAT legislation in force at the time of signing this Agreement, VAT will be charged by DOW to JSR on the following payments by JSR:

•	Payment for Capacity Right according to Article 3: Swiss VAT @ 7.6%; and

•	Fixed Annual Payment and Variable Payment according to Article 5: German VAT @ 19%.

ARTICLE 16 – ACCOUNTING, AUDITING, REPORTING

16.1	DOW shall keep appropriate records and books of account in reasonable detail and in accordance with U.S. GAAP. An independent firm of certified public accountants proposed by JSR and approved by DOW (with such approval not unreasonably withheld) shall have the right to audit relevant records under Schedule 3 of this Agreement for a period of 6 months following the end of the Calendar Year for which they are related, provided JSR gives reasonable advance notice to DOW.

16.2	DOW shall upon request by JSR submit on a quarterly basis to an auditor appointed by JSR, subject to confidentiality obligations, the analysis of costs incurred by Dow, invoices from the subcontractors or other documents evidencing respective costs and/or the amount paid or to be paid by DOW to the subcontractors for the design and construction of the New Train hereunder.

16.3

Subject to safety and confidentiality limitations, DOW shall permit representatives of JSR to visit the New Train for the purpose of reviewing the manufacture and testing of the Products as provided in Article 9. Employees of JSR who enter onto DOW premises must comply with DOW’s safety, security and confidentiality requirements. JSR must give DOW reasonable notice of any proposed visit to the DOW site and identify the individual who shall be visiting. DOW is entitled to approve the individuals who shall visit; however, DOW’s approval may not be unreasonably withheld. JSR may not designate contractors for such visits without DOW’s prior permission. All visits shall be during normal business hours on Business Days. DOW may inspect any documents, vehicles, or containers entering or leaving DOW premises. Each representative of JSR who visits the DOW site must sign a customary visitors agreement with a copy of the visitor agreement going to the representative and JSR with DOW retaining the original.

16.4	Subject to safety and confidentiality limitations, DOW shall permit representatives of JSR’s customers to visit the New Train for the purpose of formal quality audits. The visitors who enter DOW premises must comply with DOW’s safety, security and confidentiality requirements. JSR must give DOW reasonable advance notice of any proposed visit to the DOW site and identify the individuals who shall be visiting. DOW is entitled to approve the individuals who shall visit; however, DOW’s approval may not be unreasonably withheld. All visits shall be during normal business hours on Business Days. DOW may inspect any documents or vehicles entering or leaving DOW premises. Each visitor who visits the DOW site must sign a customary visitors agreement with a copy of the visitor agreement going to the representative and JSR with DOW retaining the original. The number of audits will be agreed upon in the Operating Committee, however, the number of customer quality audits shall not exceed one every second year.

ARTICLE 17 – PERMITS AND LICENSES

All national, state or local permits, licenses or other forms of government authorization as required by law shall be procured and maintained by:

(i)	DOW with respect to the manufacturing of the Products and the facilities in which such manufacturing is to be performed, including packaging of Products and disposal of waste from the manufacturing process; and

(ii)	JSR with respect to the repackaging, labeling, specifications and storage of the Products and with respect to the purchase, sale and/or use of the Products by JSR or JSR’s customers.

ARTICLE 18 – ANTITRUST SELF-ASSESSMENT

18.1	In order to avoid any exposure to risks resulting from the application of EC antitrust rules, a self-assessment has been conducted as required under EC Regulation 1/2003 by the law firms Gleiss Lutz and Clearly Gottlieb on behalf of the Parties. Based on that self-assessment the Parties agree that the Agreement does not constitute an infringement of Article 81 para. 1 EC Treaty or would at least be justified under Article 81 para. 3 EC Treaty.

18.2	The Parties warrant that they have disclosed and provided on a confidential basis according to their Best Knowledge to the above mentioned law firms all pertinent facts and relevant market information as available to them for the self-assessment.

18.3	As market conditions may change, the Parties agree that other self-assessments may have to be conducted at any one Party’s request, provided the market conditions may have substantially changed or the previous self-assessment has been conducted no less than five years earlier. If the Parties in any self-assessment conclude that there is a serious and high risk that the agreement is prohibited under EC competition law, and/or if this Agreement is or should become invalid or void according to Article 81 para. 2 EC Treaty, both Parties will discuss and use best efforts to find an equitable solution which comes as close as possible to the original intent of the Parties in a legally valid and effective manner in accordance with Article 22.4.

ARTICLE 19 – SALE OF NEW TRAIN BY DOW

19.1	Should DOW desire to sell the New Train, DOW shall notify JSR about such desire in writing. JSR shall have the right to submit the first offer for the acquisition of the New Train within three (3) months after receipt of DOW’s notification letter. DOW shall be under no obligation to accept any resulting offer from JSR, but DOW may not sell the New Train to any third party on terms and conditions which are less or equally advantageous than the terms and conditions offered by JSR. In case of a sale of the New Train to a third party, all the rights and obligations of DOW under this Agreement, including but not limited to the obligation to furnish raw materials and utilities as mentioned in Article 7, shall be transferred to such third party.

19.2

If the sale of the New Train should be part of an intended sale of a significantly larger portion of DOW’s rubber business, Article 19.1 shall not apply and DOW shall be free to dispose of its rubber business to a third party. DOW shall transfer the rights and obligations of DOW under this Agreement, including but not limited to the obligation to furnish raw materials and utilities as mentioned in Article 7, to such third party (“New Owner”). However, DOW shall notify JSR about the sale in writing. Provided that, (i) if JSR has substantial reasons to object to the New Owner and (ii) JSR expressly objects in writing to the transfer of the Agreement to the New Owner within one (1) month after notification from DOW, then JSR shall have the option to exercise its rights under Article 20.1. If JSR cannot find any other third party buyer, then JSR shall have the right to sell its Capacity Right to the New Owner at fair market value. If the New Owner and JSR cannot agree on the fair market value, the parties (the New Owner and JSR) shall submit this issue to arbitration according to Article 29 of this Agreement.

ARTICLE 20 – SALE OF JSR’S SSBR BUSINESS

20.1	Should JSR or JSR’s Affiliates desire to sell their rights under this Agreement or its SSBR or rubber business, JSR shall notify DOW about such desire in writing. DOW shall have the right to submit the first offer for the acquisition of JSR’s capacity rights in the New Train within three (3) months after receipt of JSR’s notification letter. JSR shall be under no obligation to accept any resulting offer from DOW, but JSR and JSR’s Affiliates may not sell JSR’s capacity rights in the New Train under this Agreement to any third party on terms and conditions which are less or equally advantageous than the terms and conditions offered by DOW.

20.2	If the sale of JSR’s SSBR or rubber business should be part of an intended sale of a significantly larger portion of JSR’s business, Article 20.1 shall not apply and JSR shall be free to dispose of its SSBR or rubber business to any third party. However, JSR shall notify Dow about the sale in writing. All the rights and obligations of JSR and JSR’s Affiliates under this Agreement shall be transferred to such third party (“Purchaser”). Provided that, (i) if DOW has substantial reasons to object to the Purchaser and (ii) DOW expressly objects in writing to the transfer of the Agreement to the Purchaser within one (1) months after notification from JSR, then DOW shall have the right to purchase JSR’s Capacity Right from the Purchaser at fair market value. If the Purchaser and DOW cannot agree on the fair market value, the parties (the Purchaser and DOW) shall submit this issue to arbitration according to Article 29 of this Agreement.

ARTICLE 21 – CONFIDENTIAL INFORMATION

21.1

During the term of this Agreement and for a period of 10 years thereafter, each Party as well as its employees shall (a) retain in confidence the other Party’s confidential information which is disclosed or developed pursuant to the terms of this Agreement (hereinafter defined as “Proprietary Information”), (b) limit access to the other Party Proprietary Information to those employees having a need to know for purposes of fulfilling the obligations under this Agreement, (c) not disclose the same to any third party (except as expressly authorized under this Agreement) and (d) use the other Party Proprietary Information solely as expressly authorized under this Agreement. During the term of this Agreement and thereafter, Dow is authorized to Disclose In Confidence and to use JSR Proprietary Information as reasonably necessary in order to (i) fulfill DOW’s obligations under this Agreement, and (ii) operate the JSR designed reactor in the New Train to manufacture products for JSR, for DOW, and/or for DOW’s other customers, provided that DOW does not disclose to such customers any JSR Proprietary Information and further provided that DOW does not use Composition Of Matter provided by JSR which is JSR Proprietary Information to operate the JSR designed reactor in the New Train to manufacture products for DOW and/or DOW’s other customers. During the term of this Agreement, JSR is authorized to Disclose In Confidence and to use DOW Proprietary Information for the purpose of fulfilling JSR’s obligations under this Agreement. Otherwise, neither Party shall disclose or use the other Party Proprietary Information of the respective other Party for its own benefit or for the benefit of a third party.

21.2	If either Party (“Requesting Party”) desires to use the other Party’s Proprietary Information for the purposes other than expressly permitted herein, the Requesting Party may request the other Party (“Requested Party”) grant a license to use such Proprietary Information for such purposes according to the terms and conditions to be agreed by the Parties; provided, however that the Requested Party shall not in any event be obliged to grant such a license.

21.3	For the purposes of this Agreement, the term “Proprietary Information”, as used with respect to one Party, means all technical, commercial and/or business information which is disclosed by that Party to the other Party under this Agreement, including, without limitation, data, know-how, formulas, compositions, production methods, processes, techniques, quality control and testing methods, documents, designs, sketches, photographs, plans, graphs, drawings, specifications, equipment, product samples, reports, customer lists, pricing information, studies, findings, inventions and ideas. To qualify as “Proprietary Information” under this Agreement, the information in question (i) must be disclosed in writing or other tangible form and marked “[disclosing-Party name]-CONFIDENTIAL”, or (ii) if initially orally disclosed or visually observed, must be documented by delivery to the recipient Party of a written summary of that information within thirty (30) days after such disclosure or observation, with the summary being marked “[disclosing-Party name]-CONFIDENTIAL.”

21.4	Notwithstanding anything to the contrary in Section 21.3, the term “Proprietary Information” does not include any information that the recipient can prove

(i)	is or has become part of the public domain other than by acts or omissions of recipient, its Affiliates or their employees, representatives, consultants or advisors; or

(ii)	has been furnished or made known to recipient or its Affiliates by a third party as a matter of legal right and without restriction on recipient’s disclosure or use of the same; or

(iii)	was in the possession of recipient or its Affiliates prior to receipt of the same from the disclosing party, and was not acquired by recipient, its Affiliates or their employees, representatives, consultants or advisors, directly or indirectly from the disclosing party under an obligation of confidentiality which is still in force; or

(iv)	was or is independently developed by or for recipient or its Affiliates without using the disclosing party Proprietary Information.

21.5	For the purpose of this Article, specific items of Proprietary Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information within one or more of the exceptions. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are within one or more of the exceptions, but only if the combination itself and its principle of operation are within one of the exceptions.

21.6	Notwithstanding the provisions of this Article, if a Party becomes legally compelled to disclose any of the other Party’s Proprietary Information, the Party shall promptly advise the other Party of such Proprietary Information in order that the owner of the information may seek a protective order or such other remedy as the owner of the information may consider appropriate in the circumstances. A Party shall disclose only that portion of the other Party’s Proprietary Information which it is legally required to disclose.

21.7	Neither Party shall issue any press release or otherwise communicate with the media or trade community regarding the terms and conditions of this Agreement except with the prior written approval of, and in a matter acceptable to, the other Party.

21.8	Immediately upon termination or expiration of this Agreement, each Party shall return to the other Party all Proprietary Information recorded or documented in any form, and all copies thereof. At such time, both Parties shall also exchange any other memoranda, reports or other tangible and intangible media which refer to any Proprietary Information or destroy all such information and certify the fact of such destruction to the other Party. As exceptions to the foregoing, (1) each Party may retain in its confidential files one copy of all such Proprietary Information for record purposes, and (2) DOW may retain such copies of JSR Confidential Information as are reasonably required for operation of the New Train and/or for compliance with Dow-internal or externally imposed document-retention rules that are applicable.

ARTICLE 22 – ENTIRE AGREEMENT, AMENDMENTS, SEVER ABILITY

22.1	This Agreement and its schedules constitute the entire understanding between the Parties with respect to sales and toll conversion of the Products and the Capacity Rights of JSR in the New Train.

22.2	No modification or any claimed waiver of any of the provisions hereof shall be binding unless in writing and signed by the Party against whom such modification or waiver is to be enforced.

22.3	The Parties may jointly amend the Product Specifications to reflect technology and process improvements, regulatory requirements and market place needs.

22.4	Should a provision of this Agreement be or become invalid or unenforceable or should this Agreement prove to be incomplete, such invalidity, unenforceability or incompleteness shall not affect the valid or enforceable provisions. Any invalid or unenforceable provision shall be replaced with such new provision which will allow the Parties to achieve the intended economic result in a legally valid and effective manner. In case of incompleteness, the Parties shall agree on an additional provision which pursuant to the original intent of this Agreement would have been agreed upon if the Parties had considered such matter from the outset.

22.5	Failure of either Party to exercise any of its rights under this Agreement upon one occasion shall not waive this Party’s right to exercise the same right on another occasion.

ARTICLE 23 – NO ASSIGNMENT

23.1	Unless specified differently in this Agreement, including but not limited to Articles 19 and 20, none of the Parties may delegate its obligations or assign its rights under this Agreement without prior written consent of the other Party, such consent not to be unreasonably withheld. Any attempted delegation or assignment without prior written consent of the other Party shall be of no force or effect.

23.2	Any of the Parties’ obligations under this Agreement may be performed by any of the Parties’ Affiliates; provided that such Party using Affiliates to perform its obligations, shall not be released from any of such obligations until and unless such obligations have been fully performed by such Affiliates.

ARTICLE 24 – NO JOINT VENTURE

The cooperation required between the Parties under this Agreement does not constitute a partnership nor a joint venture and shall not extend to any possible marketing and sales of SSBR products. The Parties confirm that they will remain independent in their efforts to market and sell SSBR products.

ARTICLE 25 – TERM OF AGREEMENT AND TERMINATION OF AGREEMENT

25.1	The initial term of the Agreement shall expire twenty (20) years after the RTO-Date (hereinafter “Initial Term”).

25.2	Upon the expiration of the Initial Term, the term of the Agreement will automatically be extended for consecutive three-year periods (each such three-year period hereinafter “Extension Term”), unless either Party terminates the Agreement with three years prior written notice to the end of the Initial Term or any of the Extension Terms.

25.3	JSR may terminate the Agreement at will and without giving any reasons either

(i) with such termination taking effect six (6) years after the RTO-Date or thereafter, provided JSR has given three years prior written notice, or

(ii) with such termination taking effect three (3) years after the RTO-Date or thereafter, provided that JSR (1) has given three (3) months prior written notice to Dow, and (2) JSR pays immediately the aggregate FAP corresponding to the three (3) year period starting from the date of termination notice.

For purposes of clarification, any termination according to this Article 25.3 does not affect JSR’s payment obligations under Article 3 of this Agreement.

25.4	DOW may terminate the Agreement

with such termination taking effect six (6) years after the day of the RTO-Date or thereafter, provided all of the following conditions are fulfilled:

(1)	DOW has decided to cease to conduct a business utilizing the New Train or a larger portion of its rubber business, and tried to sell the New Train or the larger portion of its rubber business according to Articles 19.1 or 19.2, as the case may be, but has not been able to find a purchaser,

(2)	DOW has fully complied with its obligations under Article 19 of this Agreement;

(3)	JSR does not wish to acquire the New Train for a fair market value, and

(4)	DOW has given three years prior written notice to JSR.

Should the Agreement be terminated in accordance with this Article 25.4, DOW shall immediately on the effective date of such termination cease to produce SSBR products in the New Train.

25.5	If the Parties fail to find a solution according to Article 18.3 within three (3) months after start of discussions and both Parties’ outside law firms unanimously conclude in another self-assessment, that other than termination of the Agreement there is no other equitable solution which comes close to the original intent of the Parties in a legally valid and effective manner, either Party may terminate the Agreement with six (6) months written notice. Such notice needs to be sent to the other Party within three months after the date of the respective self-assessment of the outside counsels. If such equitable solution makes it necessary for JSR to acquire the New Train, then DOW will make available the necessary services, raw materials, energy and utilities to operate the New Train under a service agreement to be separately negotiated and agreed based on the principles of this Agreement.

25.6	If the event causing the Force Majeure as described in Article 26.1 (i) necessitates the rebuilding or significant structural repair of the New Train or (ii) leads to a loss in Asset Capability, and JSR does not exercise the right to participate in the replacement of lost capacity under Article 26.5, both Parties will confer in good faith to deal with the situation. If the Parties fail to reach agreement within three (3) months, either Party may terminate the Agreement by giving a three (3) months written notice to the other Party.

25.7	If either Party (“Breaching Party”) has materially breached its obligations under this Agreement, both Parties shall discuss in good faith to encourage Breaching Party to rectify such breach. If Breaching Party has not rectified the breach within three (3) months after start of discussions, then the other Party (“Non-breaching Party”) may terminate the Agreement immediately by giving a written notice to Breaching Party. The Parties agree that only the following events shall constitute a material breach:

(i)	JSR is deemed to have materially breached its obligations under this Agreement if JSR does not fulfill the payment obligations under this Agreement for more than ten (10) days without DOW’s prior written consent.

(ii)	DOW is deemed to have materially breached its obligations under this Agreement if DOW intentionally or in gross negligence and without any operational justification, including but not limited to Force Majeure or Turnaround activities, did not manufacture Products during any JSR’s Time Slot for JSR for more than ten (10) days without JSR’s prior written consent.

25.8	The right to terminate the Agreement for material breach under Article 25.7 of the Agreement must be exercised within six (6) months after the Party that is entitled to terminate the Agreement has become aware of the reasons giving rise to its termination right.

25.9	Should the Agreement be terminated, JSR shall not be obliged to pay any FAP for the time after the termination becomes effective, except in the case of termination by (i) JSR according to Article 25.3 (ii), in which case JSR shall pay as provided for therein, or (ii) Dow according to Article 25.7, in which case JSR shall pay FAP corresponding to three (3) year period after termination.

25.10	Should the Agreement be terminated, DOW retains title to the New Train and is not entitled to compensation for its part of the Total Capital.

25.11	Should the Agreement be terminated, JSR is entitled to a pro rata reimbursement of its part of the net book value of the New Train according to U.S. GAAP, unless

(i)	the Agreement is terminated under Articles 25.2, 25.3 or 25.6 of the Agreement, or

(ii)	the Agreement is duly terminated by DOW under Article 25.5 solely due to the fact that JSR has actively contributed to a change of market conditions which led to a negative risk assessment according to Article 18.3, or

(iii)	the Agreement is duly terminated by DOW under Article 25.7 because JSR materially breached its obligations under the Agreement.

25.12	Should the Agreement be duly terminated by JSR under Article 25.7 because DOW materially breached its obligations under the Agreement, DOW shall immediately cease to utilize [*****] of the New Train for the production of SSBR products on an operating time basis.

25.13	In case of the termination of this Agreement in accordance with Articles 25.2 through 25.6, neither Party will be obliged to compensate for any damages or losses of the other Party unless otherwise expressly provided for in this Agreement.

25.14	In case of termination of this Agreement in accordance with Article 25.7, Non-breaching Party is entitled to compensation for the damages and losses directly caused by such material breach. In addition, Breaching Party shall be liable for Non-breaching Party’s loss of profit directly caused by that breach. However, Breaching Party’s total liability for the aforementioned direct damages, losses and loss of profit shall not exceed an aggregate amount of the FAP for the Period (as defined in Article5.3) in which the damaging event happened.

ARTICLE 26 – FORCE MAJEURE

26.1	If the performance of this Agreement or of any of the obligations hereunder, except the making of payments, is prevented, restricted or interfered with by reason of any event of force majeure, including fire or other casualty or accident, strikes or labor disputes, war or other disturbance, breakdown of facilities, or any law, order, proclamation, rule, regulation, ordinance, demand or requirement of any government agency, or any other act or condition whatsoever (including the inability to acquire raw materials or energy at commercially reasonable rates), which are beyond the reasonable control of the Parties hereto (“Force Majeure”), then the Party so affected, upon giving prompt notice to the other Party, shall be excused from such performance and released from any liability for non-performance of its obligations hereunder to the extent of such Force Majeure. The performance of the party so affected shall be suspended only for as long as the event of Force Majeure continues, but such party shall use its best efforts to find alternative means of accomplishing such performance.

26.2	The Party whose obligations are affected by the Force Majeure event shall give notice and full particulars, including the expected duration, of such event by telephone, later confirmed in writing, to the other Party as soon as possible after the occurrence of such event. The Party declaring such event shall advise the other Party regarding the progress of efforts to resolve such event and its resolution.

26.3	Immediately upon the cessation of the event of Force Majeure, the Party affected will notify the other Party and will take steps to recommence or continue the performance that was suspended.

26.4	If the Force Majeure event necessitates the rebuilding or significant structural repair of the New Train the Parties agree to meet and discuss future cooperation. If DOW chooses not to rebuild or make such repairs, then JSR shall be entitled to a [*****] share of any net insurance proceeds received by DOW after deduction of necessary remediation cost.

26.5	If the event causing the Force Majeure leads to a loss in Asset Capability and DOW intends to replace the lost Asset Capability, then JSR shall have the right to participate in such capacity upon terms and conditions to be agreed upon by the Parties.

ARTICLE 27 – GOVERNING LAW

This Agreement shall be interpreted in accordance with and governed by the laws of Germany without reference to its conflict of laws provisions. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to this Agreement.

ARTICLE 28 – NOTICES

Any notice under this Agreement shall be in writing and be hand delivered or sent by facsimile, internationally recognized courier service or registered mail. Notice shall be deemed delivered and effective upon receipt. The addresses of the parties (until written notice of change of address is given) are as follows:

Attn:	Attn:
Department Synthetic Rubber	Department
Dow Europe GmbH	JSR Corporation, Tokyo, Wallisellen Branch
Bachtobelstrasse 3	Hertistrasse 2
CH-8810 Horgen / Switzerland	CH-8304 Wallisellen / Switzerland
Fax: +41-44-728-3030	Fax: +41-44-839-2039

Each party shall designate a representative to receive notices hereunder.

ARTICLE 29 – ARBITRATION

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (ICC), Paris, by three arbitrators appointed in accordance with the said Rules. The place of the arbitration shall be Frankfurt, Germany. The language of the arbitration shall be English.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the dates set forth below.

DOW		JSR

By:	/s/ Markus Wildi	By:	/s/ Yuji Hongu
Name: Markus Wildi Title: President Date: June 7, 2007		Name: Yuji Hongu Title: Branch Manager Date: June 7, 2007

SCHEDULE 1

TO SSBR TOLL CONVERSION AND CAPACITY RIGHTS AGREEMENT

PROJECT SCHEDULE

A. FINAL PROJECT SCHEDULE (to be reviewed after completion of Basic Engineering taking into account the targeted Mechanical Completion of [****])

[****]

Dow will seek a maximum overlap of Detailed Engineering and Construction to Minimize the total duration of the project.

B. DRAFT PROJECT PAYMENT SCHEDULE

The draft project payment schedule is based on the final cost estimate and is subject to further amendments. Payments will be made on a monthly basis and will start after contract ratification by both parties. Per the Heads of Agreement, costs occurred in the period before contract ratification will be invoiced separately.

All cost estimates are and will be made in EUR and actual costs will be invoiced in EUR.

The expected quarterly payments (in MM EUR) after Dow Engineering-only Authorization are:

[*****]

Both parties agree that the spending schedule will be updated monthly with the project progress as soon as the procurement has been started.

[*****]

C. PROJECT PROGRESS REPORTING

During Detailed Engineering and Construction, Dow will provide monthly progress reports.

The reports will contain following items

1.	Actual Spending

2.	Progress vs. Project Schedule per project task-categories:

a.	Civil.

b.	Process Containment and Major Equipment.

c.	Electrical & Instrumentation, Process Control.

d.	Piping.

3.	Scope Deviation and Change report

4.	Construction progress report.

SCHEDULE 2

TO SSBR TOLL CONVERSION AND CAPACITY RIGHTS AGREEMENT

FIXED ANNUAL PAYMENT (FAP) INCLUDED ITEMS

2.1 FAP covers the provision of standard/regular operation of the New Train, according to Dow Operational Standards.

Included items in FAP:

•	Operating labour, contracted labour and services to produce Products for JSR. Packaging and Site Logistics are excluded (SCHEDULE #4)

•	Operating team and supervision,

•	Technical and R&D support for trouble-shooting and process-technology and process-chemistry support.

•	Regular Maintenance without Major Shutdowns and Turnarounds

•	Regular quality control and analytical services as defined in SCHEDULE #5

•	Regular inspection service

•	Two process cleanings (one during and one at the end of each Time Slot, but in total not exceeding 3 days of cleaning services)

•	Commercialization process and plant trials

•	Site and infra-structure service

•	Fire brigade and security,

•	Environmental, Health and Safety support

•	Human Resources

•	Finance Controllers Services

•	Waste water treatment

•	Waste gas incineration

2.2 The following table serves to provide a model calculation for inflation-adjusted FAP, which is otherwise defined in Article 5. The utilized numbers are fictitious and serve merely as example.

[*****]

SCHEDULE 3

TO SSBR TOLL CONVERSION AND CAPACITY RIGHTS AGREEMENT

VARIABLE PAYMENT TO COVER THE COSTS OF RAW MATERIALS, ENERGY, UTILITIES AND SERVICES

Cost Item	Payment Formula

Butadiene Monomer (BD)	[*****]

Styrene Monomer (SM)	[*****]

Process and Polymerization Chemicals (including: oils, chemicals, catalysts, stabilizers, inhibitors, process aid and other chemicals)	[*****]

Cooling Tower Water (CTW)	[*****]

Compressed Air, Water (Boiler-Feed-Water, River Water, Drinking Water)	[*****]

Nitrogen	[*****]

Natural Gas	[*****]

Power	[*****]

Steam	[*****]

Process Coolants other than CTW	[*****]

Solid and Liquid Waste Disposal	[*****]

Packaging, Site Logistics and Supply Chain services	[*****]

Maintenance, Cleaning and Other services (if not included in FAP)	[*****]

For clarity, NET CONSUMPTION includes all losses occurring from acquisition and storage up to usage of materials, energy and utilities. The resulting yield loss will be defined per each Product.

For example typical yield losses for batch SSBR are for (i) Butadiene between 3% to 5%, and (ii) for Styrene monomer between 1.5% and 2%.

If supply or contract situation for materials, utilities, energy or services change then invoicing formulas will be subject to change in an equitable manner.

If materials, utilities, energy or services are or become subject to special taxes, those taxes will be added and invoiced with the respective item. Typical examples are EEG, (Erneuerbare Energien Gesetz) ÖKO Tax, KWK (Kraft-Wärme-Kopplung) and CO2 Tax.

In special cases and after mutual agreement JSR can supply scarce polymerization chemicals, in such case Dow will apply [*****] calculated on the estimated procured value.

For clarity, “Dow internal recharge price” or “Dow internal cost” reflect a price or cost respectively determined according to internal Dow accounting mechanism to equitably allocate costs between different Dow Business Units or Functions which make use of the services, materials, energy or utilities.

SCHEDULE 4

TO SSBR TOLL CONVERSION AND CAPACITY RIGHTS AGREEMENT

VARIABLE PAYMENT TO COVER THE COSTS OF PACKAGING, SITE LOGISTICS AND SUPPLY CHAIN SERVICES

Packaging and Supply Chain Materials and Services are part of the Variable Payment and will be invoiced at [*****]. They comprise the following items :

•	Packaging of wrapped bales into boxes

•	Packaging Materials (Film, Boxes, Pallets, others)

•	Loading and Supply Chain Support ex works

•	Shipment to JSR warehouse in Germany

A separate mechanism will be applied for Variable Payments for Storage exceeding 3 Business Days after production release:

•	[*****]

These charges are subject to inflation after year 4 following RTO at the same mechanism as the FAP.

SCHEDULE 5

TO SSBR TOLL CONVERSION AND CAPACITY RIGHTS AGREEMENT

QUALITY CONTROL

Within a year of RTO the New Train will be part of the collective certification for the Dow Rubber Complex in Schkopau according to TS16949.

Dow will perform standard Quality Control, according to Dow Operational Standards. Data will be recorded in the Dow Quality and Laboratory Information System (LIMS).

Dow will issue a Product Quality Report, which summarizes the analytical measurements performed by Dow, in the form set in SCHEDULE #9, as part of the weekly Production Report.

In addition a Dow standard Certificate–of-Analysis (CoA) will be issued per production lot.

The standard analytical services included in the Quality Control Service for finished Products are provided on a per batch basis (defined as full 24 hr production) and according to Dow sampling plan.

Analytical Measures according to Dow sampling plan:

[****]

It is anticipated that with increasing experience in manufacturing Products, it may become possible to predict and/or control specifications by means other than analytical laboratory measurements. In such case, those means can substitute for analytical measurements.

If JSR requests additional analytical services, then Dow has the right (i) to evaluate whether such services are within its operational scope and ability, and (ii) charge JSR all additional costs, including but not limited to investments for laboratory equipment, that will render such services feasible and available to JSR. The principles outlined in SCHEDULE 3 for Variable Payments will apply for all service and material charges.

If during the execution of the contract new analytical methods are introduced and become the standard in the industry, then the Operational Committee will agree on implementation and sharing of related costs.

SCHEDULE 6

TO THE SSBR TOLL CONVERSION AND CAPACITY RIGHTS AGREEMENT

JOINT STEERING TEAMS

Both parties will each appoint members into two Joint Steering teams.

1.	Steering Committee:

The Steering Committee shall include senior representatives of both Parties with business or functional responsibilities that span beyond daily operations.

The Steering Committee shall discuss and review any matters that are fundamental for the smooth execution and performance of the contract in the spirit and the letter of the Agreement. This Committee will be responsible to discuss and resolve any differences between the Parties, on a bona-fide basis.

Among others, the Steering Committee shall undertake the following tasks related to Contract Execution:

•	Review and agreement on annual Product Portfolio.

•	Project progress reviews.

•	New investments.

•	All financial matters such as Payments, Invoicing, Terms, etc.

•	Additional Services or modifications thereof.

•	Contractual Amendments.

•	Any issues that cannot effectively be addressed within the Operational Committee.

From the Dow side, core members will include:

•	European Product Director for the Dow Synthetic Rubber business.

•	Business Manufacturing Director for the Dow Synthetic Rubber business.

From the JSR side, core members will include:

•	Section Manager, JSR European Office

•	Section Manager, Business Planning Dept.

•	Manager, Technology Planning Dept

2.	Operational Committee

The Operational Committee shall include representatives of both Parties with business or functional responsibilities that relate to daily operations.

The Operational Committee shall be responsible for the smooth execution and performance of the Agreement on a tactical basis. Among others, the Operational Committee shall undertake the following tasks related to Contract Execution:

•	Resolution of issues concerning detailed production schedule for JSR’s TimeSlots

•	Planning, Order-entry, and Logistics activities.

•	Quality performance reviews.

•	Productivity achievement reviews.

•	Introduction of Developmental grades and related Commercialization process.

•	Tactical handling of Claims.

•	Other activities as designated in the Agreement.

From the Dow side, core members will include:

•	Production Leader for the New Train

•	Business Supply Chain Planner.

•	Quality Leader

From the JSR side, core members will include:

•	Manager, Technology Planning Dept.

•	Quality Coordination Leader.

•	Manager, JSR European Office.

SCHEDULE 7

TO THE TOLL CONVERSION AND CAPACITY RIGHTS AGREEMENT

ASSET CAPABILITY, PRODUCT PORTFOLIO, TIME SLOTS

A. ASSET CAPABILITY

The Asset Capability of the New Train will be at least [****] per annum of SSBR, according to Dow Operating Discipline Management System (ODMS).

For clarity, the Asset Capability will be defined by Dow within 12 months after RTO on the basis of the following process:

1.	Selection of one “control” grade, in this case a standard Dow Batch SSBR commercial grade.

2.	Production of the “control” grade for a period of 30 consecutive Calendar Days.

3.	Calculation of Asset Capability by annualizing production volume described in step 2 above on a 365-day Calendar Year.

The “control” grade will also serve as the comparative measure for production rates of all Developmental Grades and Commercialized Grades. For example, Dow will use its best efforts to achieve the same production rates for Products as for the “control” grade. However, the outcome of said efforts will depend upon the complexity of Products. The Parties will be cooperating to achieve improvements of production rates for the Products on a continuous basis.

B. FIRST PRODUCT PORTFOLIO AND FIRST TIME SLOT

The details of the topic will be agreed upon and included here approximately 1 year prior to RTO according Article 4.7.

SCHEDULE 8

TO SSBR TOLL CONVERSION AND CAPACITY RIGHTS AGREEMENT

MANUFACTURING BREAKDOWN

The following is an example of a Weekly Production Breakdown report, comprising daily production volumes and the respective Prime Product and Off-spec Product classification of the lots produced during the respective week.

“JSR Product name”

Production Run: from ... to ... (dates)

Lot-number	Production date	Daily Quantity (MT)	Quality
			Box Numbers	Quantity (MT)	Prime/ Off-Spec	Remarks

Total

Total Production Quantity:	MT
Prime Product:	MT
Off-spec Product:	MT

SCHEDULE 9

TO SSBR TOLL CONVERSION AND CAPACITY RIGHTS AGREEMENT

PRODUCT QUALITY REPORT, CERTIFICATE OF ANALYSIS

9.1 PRODUCT QUALITY REPORT

The Product Quality Report will be prepared according to Dow Operating Discipline Management System (ODMS), as it relates to quality procedures. As an example, it will contain the following measures: [****]

9.2 CERTIFICATE OF ANALYSIS

The certificate of analysis (CoA) will be prepared according to Dow Operating Discipline Management System (ODMS), and will be issued with each delivered lot.

As an example, it will have the following structure and will typically contain the following measures:

    Certificate XXXXXXXXXXXX                                 The Dow Chemical Company

Date: 09.10.2006                                                                    Certificate of Analysis

[****]

SCHEDULE 10

TO SSBR TOLL CONVERSION AND CAPACITY RIGHTS AGREEMENT

PRODUCT SPECIFICATIONS

Attached a generic list of measures (and respective test methods employed), as included in the Product Specifications.

[****]

SCHEDULE 11

TO THE SSSR TOLL CONVERSION AND CAPACITY RIGHTS AGREEMENT

NOTICE OF CLAIM

Claim Notice by JSR

Date :
To :	...... , DOW Synthetic Rubber Quality Coordinator
Cc :
From :	...... , JSR
Cc:

.

Dear Sir / Madam,

JSR received a claim from customer or experienced problems as detailed below. Please investigate and reply to us within the agreed upon timeframe.

Details of the Claim / Problem
Date of claim	Date when problem happened
Grade	Lot Nr.
Detailed Description

SCHEDULE 12

TO THE SSSR TOLL CONVERSION AND CAPACITY RIGHTS AGREEMENT

INVESTIGATION REPORT

Investigation Report by Dow

Date :
To :	....... , JSR
Cc :
From :	....... , Dow Synthetic Rubber Quality Coordinator
Cc:	xxx

Dear Sir, Madam,

The following are Dow’s investigation made upon the claim notice from JSR dated ..... Dow will undertake the following countermeasures.

Details of the Claim / Problem
Date of Investigation	Grade, Lot & Box Nr.
Production Record:
Causes or Possible Causes of the problem
Counter measures to prevent the repetition
Due Date for implementation of counter measures